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                                                                    EXHIBIT 11.1


                   FUSION SYSTEMS CORPORATION AND SUBSIDIARIES

                               EARNINGS PER SHARE

               CALCULATION OF WEIGHTED-AVERAGE SHARES OUTSTANDING




                                                                            1996             1995             1994
                                                                           -------         -------          -------
Weighted-Average Common Stock Outstanding...........................        7,732            7,659           6,736

Dilutive effect of outstanding options (using treasury stock ethod)           290              461             538

Treasury Stock effect of 188,760 options to acquire Common Stock
granted in the twelve months prior to the initial public offering...           --               --               3
                                                                            -----            -----           -----

Weighted-Average Shares Outstanding.................................        8,022            8,120           7,277
                                                                            =====            =====           =====